Exhibit 99.1
                                                                [CDEX Inc. LOGO]
                                                   INNOVATIONS FOR A SAFER WORLD
The CEO's Corner:  What's New!
June 22, 2009

In my recent CEO Briefings and Press Releases, I reported to you that the global economic downturn is impacting CDEX, as it is so many other companies. Our first and second quarter numbers bear testimony to this. The extent and depth of the downturn is obvious from the number of companies that have gone out of business, the local governments that are facing hard budget cuts, the quality of the companies that are significantly reducing workforce and double digit unemployment facing many of our nation's regions. While we have tried to hold the line to protect employees, as I reported to you in my last Press Release, we have had to significantly reduce expenses. I made the decision to focus the company on sales and customer support in our two product lines, ValiMed and the ID2. We have good gross margins on our products and focusing on sales must be our top priority. Along with this decision, I have downsized our research activities until sales improve and the economy stabilizes. And during this time of budget cuts I have tried to lead by example - I have not taken a paycheck since September 8, 2008, and will not accept a paycheck until we come through these very difficult times.

During this time, loyal investors who understand the realities of the global economy have stepped forward to fund our reduced budget. In addition, our major creditors and critical vendors, which we have consulted extensively, also support the actions of the Management Team and Board of Directors.

I must say, however, that we are all frustrated! Coming off of record revenues in 2007 and 2008 with strong momentum going forward, this economy has presented a major challenge. The real question facing us now and I want to address is "where do we go from here?" Assessing the situation, we have:

     o    Two good product lines making a difference in the world today;
     o A core Team of dedicated employees who have led sales, manufacturing, servicing and improvement of our product lines (morale, by the way, is very positive);
     o A growing number of hospitals who want ValiMed, but have been constrained by tight budgets;
     o A first class exclusive distributor of the ID2 Meth Scanner (TM) to the North American law enforcement markets; and
     o A group of loyal investors, creditors and critical vendors who share our vision for the Company's future.

To assist hospitals with tight capital budgets, in January 2009 I approved Greg Firmbach's proposal to institute a "Pay Per Use" program for our ValiMed product line. As you know, Greg is our Senior Vice President in charge of sales and has many years of sales experience. He has a feel for the customer and I am pleased to report that the Pay Per Use Program has been well received both nationally and internationally, and we expect the first contracts under that program will be issued shortly. As Greg stated, "During this economic downturn, the interest in ValiMed has continued to grow with existing customers looking to add additional units and new customers outfitting their pharmacies with multiple units for quality assurance of the sterile compounded end products and trend programs for narcotic return validation. I fully expect ValiMed placements in CY09 will exceed placements in CY08 and we are looking forward to a banner 2010." By the way, Greg has brought on his next sales consultant for ValiMed that I am sure he will report on in his next management briefing.


4555 S. Palo Verde Rd. Suite 123 Tucson, AZ 85714 (520) 745-5172 www.cdexinc.com

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                                                                [CDEX Inc. LOGO]
                                                   INNOVATIONS FOR A SAFER WORLD

We believe that the ID2 Meth Scanner is also a product with a growing group of prospective law enforcement clients that are hampered by budget constraints. Decatur Electronic, our exclusive distributor to this market in North America is a major player backed by a billion dollar international parent company, and is working with us to put this product into the hands of the law enforcement community, and is helping us to put in place plans for the next generation ID2 devices. In short, Decatur is a very good partner for us as we start to push into this market.

I cannot say enough about our employees. They are picking up the slack, handling day to day issues and improving our products for the future. Great work! As recommended by virtually every segment of our stakeholders, we have incentivized this group with the bonus milestone of being cash flow positive. I don't have a crystal ball about when this will happen, but we are all working hard to make this happen, sooner rather than later.

We are also talking with investment groups that like our technology and direction. All things are on the table, from a straight equity investment, to the licensing of technology, and to the sale of one of our product lines. We also continue to look for qualified talent with solid experience to lead this company into the future.

While times have been tough, I believe we are on the upslope and over the next 3 months we will see a definite uptick as the sales programs Greg instituted start to bear fruit and Decatur actions ramp up. Absent some catastrophic event, this company is moving forward and we believe that we will come out of this global economic downturn stronger and better than when it started. Finally, I ask that as you pray for your country, its leaders and those that put themselves in harm's way to protect us, also pray for CDEX and wisdom of its core team, investors, and critical vendors. I will keep you informed of progress. Thanks for your interest and support of the Company and stay tuned for the future.

Malcolm Philips
CEO and Chairman



4555 S. Palo Verde Rd. Suite 123 Tucson, AZ 85714 (520) 745-5172 www.cdexinc.com